Exhibit 10.3

Advance Auto Parts, Inc.

2021 Time-Based Nonstatutory Option Award Agreement

This certifies that Advance Auto Parts, Inc. (the “Company”) has granted to <Participant Name> (the “Participant”) an award of a Nonstatutory Option (an “Option”). This award for an Option (this “Award”) represents the right to purchase a number of shares (“Shares”) of Advance Auto Parts, Inc. Common Stock, $.0001 par value per share (the “Common Stock”), as indicated in the terms outlined below, subject to certain restrictions and on the terms and conditions contained in this agreement (“Agreement”) and the Advance Auto Parts, Inc. 2014 Long-Term Incentive Plan (the “Plan”). In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

1.    Grant of Option: An Option to purchase the following number of Shares has hereby been granted to the Participant:

Award Date	Number of Shares Purchasable	Exercise Price
Award Date	Number of Shares Purchasable	Exercise Price

2.    Vesting Schedule. Subject to the remaining provisions of this Award, the Option shall vest and become exercisable in approximately equal one-third portions on each of the first three anniversaries of the Award Date, commencing on the first anniversary of the Award Date and becoming fully vested on the third anniversary of the Award Date if the Participant remains continuously employed by the Company until each respective vesting date:

Vesting Date / # of shares vested

3.    Termination for Due Cause: Notwithstanding anything else in this Agreement, if the Participant engages in conduct that constitutes Due Cause at any time during the Participant’s employment or other association or thereafter, the Option shall immediately terminate, and the Participant shall immediately and irrevocably:

a.    forfeit the portion of the Option not yet exercised; and

b.    forfeit all Shares delivered, or otherwise subject to delivery, upon exercise of the Option on or after the Participant first engages conduct that constitutes Due Cause as determined in the Committee’s sole discretion, upon refund by the Company of the Exercise Price to the extent paid.

For purposes of this Agreement, “Due Cause” has the meaning ascribed to this term in the Participant’s Loyalty Agreement (in the case of SVPs) or Employment Agreement (in the case of CEO/EVPs).

4.    Change of Control: Upon a Change of Control, any then the unvested portion of the Option will vest and become exercisable immediately:

a.    on the Change of Control date in the event the Company’s successor or its affiliate does not assume, convert, or replace the Award; or

b.    upon the termination of the Participant’s employment or other association with the Company or with its successor in the event the Award continues or the Company’s successor assumes, converts or replaces the Award and Participant’s employment or other association with the Company or its successor is terminated without Due Cause, as determined by the

Committee or its applicable successor, within 24 months following the Change of Control date.

5.    Term of Option.

a.    The Option shall have a term of ten (10) years from the Award Date and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

b.    The Option shall automatically terminate upon the happening of the first of the following events:

i.    The expiration of the one‑year period after the Participant’s employment or other association with the Company is terminated on account of death or Disability. For the purposes of this Agreement, Disability is defined as the Participant having become disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

ii.    The expiration of the 90-day period after the Participant’s employment or other association with the Company is terminated for any reason other than for Due Cause, death, or Disability.

iii.    The date on which the Participant’s employment or other association with the Company is terminated for Due Cause.

c.    Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the tenth (10th) anniversary of the Award Date. Any portion of the Option that is not exercisable at the time the Participant’s employment or other association with the Company is terminated shall immediately terminate.

6.    Exercise Procedures and Restrictions.

a.    Subject to the provisions of Sections 2 through 5 above, the Participant may exercise part or all of the exercisable Option by giving the Company written notice, in the manner provided in this Agreement, of intent to exercise, specifying the number of Shares as to which the Option is to be exercised and the method of payment. Payment of the Exercise Price shall be made in accordance with procedures established by the Committee from time to time based on the type of payment being made but, in any event, prior to issuance of the Shares. The Participant shall pay the Exercise Price (i) in cash or check payable to the order of the Company, (ii) by delivery (either actually or by attestation) to the Company of Shares having a Market Value equal to the Exercise Price, (iii) by surrender of the Option as to all or part of the shares of Shares for which the Option is then exercisable in exchange for Shares having an aggregate Market Value equal to the difference between (1) the aggregate Market Value of the surrendered portion of the Option, and (2) the aggregate exercise price under the Option for the surrendered portion of the Option, or (iv) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.

b.    Only the Participant (or the Participant’s legal representative during a period of the Participant’s Disability) may exercise the Option during the Participant’s lifetime. After the Participant’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Participant, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

c.    The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company/Committee counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Participant (or other person exercising the Shares after the Participant’s death or Disability) represent that the Participant is purchasing Shares for the Participant’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Committee deems appropriate.

d.    All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any withholding taxes, if applicable. Subject to Committee approval, the Participant may elect to satisfy any withholding tax obligation of the Employer with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities (or such other rate approved by the Committee that does not result in adverse accounting consequences).

7.    Non-Transferability of Option: The Award (including the Option hereunder) shall not be transferable and may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In the event of any attempt by the Participant to sell, transfer, pledge, assign, or otherwise alienate or hypothecate of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Participant, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.

8.    Notices: Except as otherwise provided herein, all notices, requests, demands and other communications under this Award shall be in writing, and if by telecopy, shall be deemed to have been validly served, given or delivered when sent, or if by personal delivery or messenger or courier service, shall be deemed to have been validly served, given or delivered upon actual delivery (but in no event may notice be given by deposit in the United States mail), at the following addresses, telephone and facsimile numbers (or such other address(es), telephone and facsimile numbers a party may designate for itself by like notice):

a.    If to the Company: Advance Auto Parts, Inc. located at 5008 Airport Road, Roanoke, Virginia, 24012, Attention: General Counsel or by telephone at (540) 561-1173 or telecopy at (540) 561-1448; and

b.    If to you, the Participant, to your home address on record at Advance Auto Parts or your business address at Advance Auto Parts.

9.    Non-Competition: Participant acknowledges and agrees that the Company is engaged in a highly competitive business, and that by virtue of Participant’s position and responsibilities as an employee of the Company and Participant’s access to Confidential Information, engaging in a business that is directly competitive with the Company will cause it great and irreparable harm. Accordingly, Participant agrees and covenants that during Participant’s employment with the Company and for a period of one (1) year after separation of his/her employment with the Company, whether such separation is voluntary or involuntary, Participant shall not, on his/her own behalf or on another’s behalf, (a) accept employment by or provide services for a Restricted Company, as that term is defined in Participant’s applicable Loyalty Agreement or Employment Agreement, in any capacity, role or position with substantially the same or similar duties as Participant performed during Participant’s employment with the Company; (b) provide services, including consulting or contractor services for or on behalf of a Restricted Company, as that term is defined in Participant’s applicable Loyalty Agreement or Employment Agreement, which are the same or substantially similar as the duties Participant performed during Participant’s employment with the Company; or (c) provide services, including consulting or contractor services which would be directly or indirectly competitive with the Company. Participant understands that the business of the Company and Participant’s responsibilities on behalf of the Company have been nationwide and companywide in scope and that the Company has operations in certain international jurisdictions. Accordingly, Participant agrees that this restriction will apply anywhere within the United States, including the United States’ territories and possessions (including, but not limited to, Puerto Rico and the U.S. Virgin Islands) and Canada, including its provinces, territories and possessions. In the event this territory is determined by a court of competent jurisdiction to be overbroad, the territory may be reduced to any combination of the following which the court deems reasonable: the Continental United States; the states of: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming; the United States’ territories and possessions including, but not limited to, Puerto Rico and the U.S. Virgin Islands; and Canada and its individual provinces and territories. The restrictive periods set forth in this provision shall not expire and shall be tolled during any period in which Participant is in violation of such restrictions, and therefore such restrictive periods shall be extended for a period equal to the duration of Participant’s violations thereof.

a.    For purposes of this Agreement, “Confidential Information” means any proprietary information prepared or maintained in any format, including personnel information or data of the Company, technical data, trade secrets or know-how in which the Company or its affiliates or related entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to the Company or its affiliates and related entities on whom Participant called, with whom Participant dealt or with whom Participant became acquainted during the term of Participant’s employment), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by Participant or disclosed to Participant by the Company or its affiliates or related entities or any other person or entity during the term of Participant’s employment with the Company or its affiliates, either directly or indirectly, electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of the Company or its affiliates or related entities or otherwise. Confidential Information does not include information that: (A) was available to the public prior to the time of disclosure; or (B) becomes available to the public through no act or omission of Participant.

b.    Nothing in this Agreement shall prohibit or restrict Participant from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by other governmental or regulatory agency, entity, or official(s) or self-regulatory organization (collectively, “Governmental Authorities”) regarding a possible violation of any law, rule, or regulation; (B) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries or affiliates) from any such Governmental Authorities, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule, or regulation. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to Participant’s attorney in relation to a lawsuit for retaliation against

Participant for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require Participant to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Participant has engaged in any such conduct. Additionally, nothing in this Agreement shall prohibit or restrict Participant from providing legal representation, engaging in the practice of law or any communication or contact with Participant, regardless of who initiates it, regarding any legal representation or the practice of law.

c.    In the event that Participant violates any of the terms of this Section 9, Participant understands and agrees that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, Participant shall immediately and irrevocably:

i.    forfeit the portion of the Option not yet exercised; and

ii.    forfeit all Shares delivered, or otherwise subject to delivery, upon exercise of the Option on or after the Participant first engages conduct that constitutes Due Cause as determined in the Committee’s sole discretion, upon refund by the Company of the Exercise Price to the extent paid.

10.    Confidentiality: The Participant agrees not to disclose the terms of this Agreement to anyone other than the members of the Participant’s immediate family, Participant’s legal counsel, Participant’s accountant(s) and/or tax advisor(s) and/or Participant’s financial advisor(s), or as otherwise provided in Section 9 of this Agreement. Should the details of this Agreement be shared with the aforementioned, it shall be on a confidential basis.

11.    Income Tax Matters: The Company makes no representation or warranty as to the exercise of the Option or upon your receipt or sale or other disposition of the Shares purchased under the Option. You should rely on your own tax advisors for such advice. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you at the time of vesting. The Company will inform you of alternative methods to settle any applicable taxes due prior to the first vesting date of your Award.

12.    Miscellaneous:

a.    This Award is made under the provisions of the Plan and shall be interpreted in a manner consistent with it. To the extent that any provision in this Agreement is inconsistent with the Plan, the provisions of the Plan shall control. The interpretation of the Committee (or the Committee’s successor) of any provision of the Plan, this Agreement, or the Award, and any determination with respect thereto or hereto by the Committee, shall be binding on all parties.

b.    Nothing contained in this Agreement shall confer, intend to confer or imply any rights to an employment relationship or rights to a continued employment relationship with the Company or any affiliate in your favor or limit the ability of the Company or an affiliate, as the case may be, to terminate, with or without Due Cause, in its sole and absolute discretion, your employment relationship with the Company or such affiliate, subject to the terms of any written Employment Agreement or Loyalty Agreement to which you are a party.

c.    None of the Plan, this Agreement, or the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and You or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to the Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

d.    An original record of this Agreement and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Agreement and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

e.    If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Agreement.

f.    For any Participant who is an Executive Officer of the Company as defined in the Company’s Incentive Compensation Clawback Policy (“Clawback Policy”), this Award shall be subject to the Clawback Policy as such policy shall be adopted, and from time to time amended, by the Board or the Compensation Committee.

g.    This Agreement is intended to be consistent with your Employment Agreement or Loyalty Agreement with the Company, if applicable, in effect on the Award Date first written above. To the extent that any provision of this Agreement is inconsistent with the terms of such agreement with the Company in effect as of the Award Date, the provisions of this Agreement shall control with respect to this Award.

h.    This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original appearance of a document, will have the same effect as physical delivery of a paper document bearing an original signature.

i.    The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the exercise of the Option or disposition of Shares acquired upon exercise of the Option and the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

In Witness Whereof, this Award has been executed by the Company as of the date first above written.

ADVANCE AUTO PARTS, INC.

By: ______________________________________
Natalie Schechtman
Executive Vice President, Human Resources

Accepted and agreed, including specifically but without limitation as to the treatment of this Award in accordance with the terms of the Plan and this Award notwithstanding any terms of an Employment/ Loyalty Agreement between the Company and the undersigned to the contrary:

By: ____________________________ ________________________
Electronic Signature Acceptance Date